                    ARTICLES OF AMENDMENT
                            to the
                    ARTICLES OF INCORPORATION
                             of
                       CLAREMONT HOUSE, CORP.

Pursuant to the Wyoming Business Corporation Act, Chapter 16, Title 17, Wyoming Statutes, Ann., the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST:	The name of the corporation is Claremont House, Corp.

SECOND:	The following amendments to the Articles of Incorporation were adopted on June 26, 1997, as prescribed by the Wyoming Statutes, Ann., by a
vote of the shareholders.   The number of shares voted for the amendment was
sufficient for approval.

Article I shall be amended to read:

FIRST:   The name of the corporation is:   Pinnacle Resources, Inc.

Article IV shall be amended to read:

FOURTH  (a)   Authorized Shares.   The aggregate number of shares which the
corporation shall have the authority to issue is five hundred two million (502,000,000) shares. Five hundred million (500,000,000) shares shall be designated "Common Stock", and shall have a par value of $.00001. Two Million (2,000,000) shares shall be designated "Preferred Stock", and shall have a par value of $.01 per share, and shall be issued for such consideration, expressed in dollars, as the Board of Directors may, from time to time, determine.

(b) Consideration for Shares. All shares of Common Stock and Preferred Stock shall be issued by the corporation for cash, property or services actually performed, for no less than the par value of $.00001 for Common Stock and $.01 for Preferred Stock. All shares shall be fully paid and non-assessable.

(c) Issuance of Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. Preferred Shares of each series when issued shall be designated to
distinguish them from the shares of all other series.   The Board of
Directors is hereby expressly vested with authority to divide the class of Preferred Shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Articles and the laws of the State of Wyoming in respect of the following:

(i) The number of shares to constitute such series, and the distinctive designations thereof;
(ii) The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative, and the date from which any dividend shall accrue;
(iii) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
(iv)  The amount payable upon shares in event of involuntary liquidation;
(v)   The amount payable upon shares in event of voluntary liquidation;
(vi) Sinking fund or other provisions, if any, for the redemption or purchase of shares;
(vii) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion;
(viii) Voting rights, if any; and
(ix) Any other relative rights and preferences of shares of such series, including, without limitation, any restriction of an increase in the number of shares of any series theretofore authorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

Claremont House, Corp.

/s/ Glen R. Gamble
------------------------------
Glen R. Gamble, President


/s/ Anthony Griffin
------------------------------
Anthony Griffin, Secretary





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STATE OF COLORADO       		)
                       			)ss.
CITY AND COUNTY OF DENVER	)

I,			, a notary public, hereby certify that on June
, 1997, personally before me, Glen R. Gamble and Anthony Griffin, who, being by me first duly sworn, did declare they were the persons who signed the foregoing document as President and Secretary and that the statements therein contained are true.

WITNESS my hand and official seal




DATED:						Notary Public


My commission expires: